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                                                                    EXHIBIT 99.2


                 CAMDEN PROPERTY TRUST ANNOUNCES THE REDEMPTION
               OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED SHARES

Houston, TEXAS (April 2, 2001) - Camden Property Trust (NYSE:CPT) today announced that it will redeem all of its issued and outstanding Series A Cumulative Convertible Preferred Shares of Beneficial Interest on April 30, 2001 at a redemption price of $25.00 per share plus an amount equal to all accumulated, accrued and unpaid dividends as of April 30, 2001. American Stock Transfer and Trust Company is the paying agent. Share Certificates may be delivered by mail or in person to its offices at 59 Maiden Lane, New York, New York 10038.

Each Series A Preferred Share is convertible until April 30, 2001 at the holder's option into 0.7701 of a common share. To exercise the conversion right, holders must surrender the certificate representing such share, duly endorsed or assigned to Camden or in blank, at the offices of American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York 10038, accompanied by written notice that the holder elects to convert such share. Holders of Series A Preferred Shares on March 30, 2001, the record date, will be entitled to receive the dividend payable on such shares on May 15, 2001 notwithstanding the conversion of such shares following March 30, 2001 and prior to April 30, 2001.

The Company expects to use funds available under its senior unsecured line of credit to pay the redemption proceeds. In February, the Company completed a $200 million unsecured note offering of 10 and 5-year term securities, the proceeds of which were used to reduce the balance outstanding on the line of credit.

Camden Property Trust is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 143 properties containing 50,780 apartment homes in the Sunbelt and Midwestern markets from Florida to California. Upon completion of three properties under development, the Company's portfolio will increase to 52,318 apartment homes in 146 properties.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.

For more information, please contact Camden's Investor Relations Department at 1-800-9Camden or locally at (713) 354-2787, or visit Camden's web site at http://www.camdenliving.com.
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